UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2026

NIGHTFOOD HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55406	46-3885019
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13501 South Main Street

Los Angeles, CA 90016

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 291-7778

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01 Entry into Material Definitive Agreement.

On April 11, 2026, TechForce Robotics, Inc. (“TechForce” or “Collaborator”), a wholly-owned subsidiary of Nightfood Holdings, Inc. (the “Company”), entered into a Supply Agreement (the “Agreement”) with NUWA Robotics Corp. (the “Purchaser”) and Hon Hai Precision Industry Co., Ltd., (“HH”). The Agreement provides for a collaborative product development and manufacturing framework among TechForce, Purchaser and HH. Pursuant to the Agreement, TechForce will define the commercial requirements of the robotic systems to the Purchaser, who will subsequently provide engineering development, system integration and final technical specification for the purchase order to be submitted to HH.

HH will manufacture, test, pack and deliver the Product in accordance with the approved specifications and quality standards provided by the Purchaser. The title to the finished Product and all related intellectual property (except with respect to pre-existing intellectual property owned by HH), will be owned exclusively by TechForce. The Parties have agreed to cooperate in good faith to support product development, production planning and commercialization of the robotic systems. The Purchaser will advance 100% of the required payment prior to HH purchasing material and beginning production.

Additionally, each party will retain all rights, title and interest to its Pre-existing IPRs (as defined in the Agreement) and acquire no rights to the other party’s Pre-Existing IPRs other than the limited rights specifically granted under the Agreement. Purchaser has granted HH a worldwide, non-exclusive, non-transferable, and fully paid-up license under the Purchaser and its Affiliates Pre-Existing IPR and Newly Developed IPR, and their IPR relating to logo, trade name, design or trademark identified by the Purchaser to be attached to or affixed on the Product or relevant manual, that are necessary for the design and manufacturing of the Product, solely to perform HH’s obligations under the Agreement. HH has granted to Purchaser, its Affiliates, and its and their respective customers, distributors, retailers and end users a worldwide, non-exclusive, irrevocable, perpetual, and fully paid-up license under HH’s IPR, including without limitations to its Pre-Existing IPR, solely pertaining to the distribution, sale and normal agreed commercial use (including repair) of the Product which HH has manufactured and sold to Purchaser.

HH will not use, disclose, reproduce, reverse engineer, modify, adapt, sublicense, or otherwise exploit any of Purchaser’s Intellectual Property, Confidential Information, or any technology, know-how provided by Purchaser, for any purpose other than fulfilling its obligations to Purchaser under this Agreement.

The Agreement will be in effect for an initial term of two years and will automatically renew for successive one-year terms unless terminated in accordance with the terms of the Agreement.

The Agreement contains customary representations, warranties by the Parties, customary conditions to closing, indemnification obligations of the Parties, other obligations of the Parties and termination provisions. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the Parties to the Agreement, and may be subject to limitations agreed upon by the contracting Parties, including being qualified by confidential disclosures exchanged between the Parties in connection with the execution of the Agreement.

Capitalized terms used but not otherwise defined in Item 1.01 of this Form 8-K have the respective meanings ascribed thereto by the Supply Agreement.

The Agreement is being filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith as Exhibits 10.1.

7.01 Regulation FD Disclosure.

On April 16, 2026, the Company issued a press release announcing the execution of the Supply Agreement.

A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. In addition, the information in this Item 7.01 disclosure, including Exhibits 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No	Description
10.1	Supply Agreement dated April 11, 2026, between NUWA Robotics Corp., Hon Hai Precision Industry Co., Ltd., and TechForce Robotics, Inc.
99.1	Press Release dated April 16, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2026

NIGHTFOOD HOLDINGS, INC.

By:	/s/ JIMMY CHAN
Name:	Jimmy Chan
Title:	Chief Executive Officer